Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-199864) pertaining to the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment;

2.	Registration Statement (Form S-4 No. 333-195102) and related Prospectus of LSB Industries, Inc. for the registration of the 7.75% Senior Secured Notes due 2019;

3.	Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan;

4.	Registration Statement (Form S-8 No. 333-145957) pertaining to the registration of an aggregate of 450,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for two employees;

5.	Registration Statement (Form S-8 No. 333-153103) pertaining to the 2008 Incentive Stock Plan; and

6.	Registration Statement (Form S-3 No. 333-184995) of LSB Industries, Inc. and in the related Prospectuses for the registration of common stock, preferred stock, debt securities, warrants, units or any combination of the foregoing of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of LSB Industries, Inc. and the effectiveness of internal control over financial reporting of LSB Industries, Inc., included in this Annual Report (Form 10-K) of LSB Industries, Inc. for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

February 27, 2015